Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

October 28, 2022

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, Kansas 66211

Ladies and Gentlemen:

We have acted as counsel to AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of up to 7,306,354 depositary shares (the “AMC Preferred Equity Units”), each of which represents an interest in one one-hundredth (1/100th) of a share of the Company’s Series A Convertible Participating Preferred Stock, par value $0.01 (the “Preferred Stock”), which may be issued pursuant to the AMC Entertainment Holdings, Inc. 2013 Equity Incentive Plan, as amended through the date hereof (the “Plan”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the Third Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended, (iii) the Third Amended and Restated Bylaws of the Company, as amended, (iv) the Certificate of Designations designating the preferences, limitations, voting powers and relative rights of the Preferred Stock, (v) the Deposit Agreement by and among the Company and Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary dated August 4, 2022 (the “Deposit Agreement”), (vi) the Plan and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have also assumed that (i) no stop orders suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the AMC Preferred Equity Units and the Preferred Stock are offered or issued as contemplated by the Registration Statement and the Plan, (ii) the Deposit Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company), and (iii) all AMC Preferred Equity Units and Preferred Stock will be issued, offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

October 28, 2022 Page 2

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the issuance of the AMC Preferred Equity Units and the Preferred Stock has been duly authorized and, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP